Exhibit 99.1


           FREEPORT-MCMORAN COPPER & GOLD INC. REPORTS
          SECOND-QUARTER 2002 SALES VOLUMES AFFECTED BY
          TIMING OF MINE OPERATIONS AND SEVERE WEATHER

NEW ORLEANS, LA, July 1, 2002 -- Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) announced today that its metal sales in the second quarter will be lower than previous estimates. As previously reported, during the second quarter FCX's Grasberg mine operations transitioned from the lower grade material which had been mined in recent months to higher grade ore which it expects to mine for the next several quarters. The sequencing in mining resulted in a delay in accessing the anticipated higher grade ore and extremely heavy rainfall in late June hindered production and delayed concentrate shipments.

     Richard C. Adkerson, President and Chief Financial Officer of FCX, said, "Despite the negative impact on second quarter sales volumes, the severe weather conditions have not resulted in any significant property damage or continuing adverse impact on our operations. We have begun mining the anticipated higher-grade ore in the Grasberg pit and we expect significantly higher copper and gold production for the remainder of 2002 and into next year."

     As a result, FCX expects to report second-quarter sales of approximately 350 million pounds of copper (previously projected to be 400 million pounds) and approximately 390,000 ounces of gold (previously projected to be 550,000 ounces). Higher copper and gold price realizations will partially offset the adverse impact of the lower sales volumes in the second quarter. The volume shortfalls are largely timing issues, as FCX expects to meet its beginning-of-the-year annual sales projections of 1.5 billion pounds of copper and exceed the 2.1 million ounces of gold sales projected for the year 2002. Our preliminary current outlook for annual gold sales is 2.2 million ounces, which is about 100,000 ounces lower than the estimate included in our first quarter earnings release. For the six months ended June 30, 2002, we estimate copper sales of approximately 650 million
pounds and gold sales of approximately 730,000 ounces.    FCX
estimates second half 2002 sales of over 850 million pounds of copper (30% above first-half sales) and 1.47 million ounces of gold (approximately double first-half sales).

     During the last week of June, over a four-day period FCX's Grasberg operations experienced rainfall several times the daily average for this time of year. Throughout the region, there was heavy flooding and multiple landslides. FCX's operations were affected by localized mudslides and flooding. Weather delayed loading vessels at the port and concentrate inventory is expected to be approximately 50,000 metric tons, 40,000 metric tons more
than at end of first-quarter 2002.   Included in the inventory
are approximately 50,000 ounces of gold and 30 million pounds of copper, net to FCX's interest.

     Net income for the second quarter will also be adversely affected by the weakening of the U.S. dollar in relation to the euro. The euro has strengthened from US$0.87 per euro at March 31, 2002 to approximately US$0.99 per euro at June 30, 2002. This exchange rate movement requires FCX to translate pension obligations of its Spanish subsidiary, Atlantic Copper, to a higher U.S. dollar value and to recognize a non-cash charge of approximately $9 million ($0.06 per share) to the second quarter net income. While exchange rate effects of this liability (either positive or negative) are required to be reported in current net income, the exchange rate effects of Atlantic Copper's operating cost euro hedges, which will be positive in the second quarter (approximately $12 million, or $0.08 per share), are not reported in current net income but rather as a component of shareholders' equity.

     FCX will hold a conference call with financial analysts on Tuesday, July 2, 2002, at 9:00 am EDT to discuss this press release. The conference call may be accessed through the Internet on the "fcx.com" website. FCX is scheduled to release its quarterly earnings on July 18, 2002.

     FCX explores for, develops, mines and processes ore containing copper, gold and silver in Indonesia, and smelts and refines copper concentrates in Spain and Indonesia. Additional information about FCX is available on our Internet web site
"fcx.com".

Cautionary Statement. This press release contains forward-looking statements in which we discuss factors we believe may affect our performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding anticipated production and sales volumes, the impact of copper and gold price changes, and the effect of currency rate changes. Additionally, important factors that might cause future results to differ from these projections include industry risks, commodity prices, Indonesian political risks and other factors described in FCX's Annual Report on Form 10-K for the year ended December 31, 2001, filed with the Securities and Exchange Commission.